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                                                                   Exhibit 10.12


                                                               February 11, 2002

      Addition to the General Terms for Opening a Credit Account in Foreign
      ---------------------------------------------------------------------
                        Currency and in Israeli Currency
                        --------------------------------


Bank Leumi Le'Israel B.M.
-------------------------

Dear Sir:

Further to the general conditions for opening a credit account in foreign currency and Israeli currency signed by us on June 13, 2000 (hereinafter : "the Management Conditions") we hereby confirm that all the conditions detailed below which will be an integral part of the terms of management will apply to the credits (as defined below).

1. In this letter the terms detailed below will have the meanings appearing at their side -

     1.1  "The Bank" - Bank Leumi L'Israel B.M.

     1.2  "The Company" - Nur Macroprinters Ltd.

     1.3 "The Credits and/or The Credit" - this term will include the various credits detailed in clause 3 below and every credit provided in order to repay those credits, fully or partly and/or every credit provided in place of those credits, fully or partly and/or every credit of any type whatsoever that will be provided in the future (if so provided).

     1.4 "Subsidiaries" - NUR Media Solutions S.A., Nur Europe S.A., Nur America Inc., Nur Asia Pacific Ltd., Nur Macroprinters (Shanghai) Ltd.

     1.5 "The unpaid balance of the credit" - means, at all times, the balance of unpaid principal of a credit plus amounts of interest, linkage differences to foreign currency and accumulated commissions up to that date and not yet charged to the account, and every debit balance in the Company's account which will be created (or increased) as a result of debiting that account for the amounts due to the Bank for and in connection with the credit.

     1.6 "Tangible shareholders' equity" - means - as presented in the quarterly and annual financial statements detailed below, including, paid up share capital, undistributed retained earnings, capital funds shareholder loans balances for which the Company and its shareholders signed letters of subordination in favor of the Bank; less deferred expenses, intangible assets such as: goodwill, patents, trademarks, commercial names and copyrights, etc., and less treasury stock, and receivables due from interested parties and/or related parties of the Company (as these terms are defined in the Securities Law -1968), and excluding receivables of the Company where the amount of the Company's debt to them at that time exceeds the amount of their debt to the Company, and less guarantees


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          given by the Company to secure the obligations of interested parties and/or related companies of the Company.


     1.7 "EBITDA" - net income plus financing expenses, income tax expenses, depreciation expenses on fixed assets, amortization expenses on non tangible assets, excluding one-time expenses.

     1.8 "Capital investments" - Total investments, whether in cash or not in cash, in fixed assets and/or in any assets which are not included among the current assets.

2.   General

     2.1 The Company confirms that correct as of the date of signing this addendum to the management conditions (hereinafter "the Addendum") all the details appearing in it exist, and regarding everything relating to conditions which must exist thereafter, there is nothing to prevent their implementation and/or complete fulfillment in due time.

     2.2 Every document that must be submitted and/or signed in favor of the Bank will be in the form and in accordance with the conditions agreed with the Bank while obtaining approvals and passing the necessary resolutions by the relevant organs in the corporation which will sign the document plus certificate of a lawyer regarding the validity of the decisions in accordance with the relevant law.

3.   The credits and their terms:

     3.1  Balances of credit:

          Correct as of February 10, 2002 the unpaid balances of the credits provided the Company are as follows (it is emphasized that the amounts detailed below include interest, commissions and other bank expenses up to December 31, 2001 only):

          3.1.1 The unpaid balances of short-term credit are as detailed in Appendix "T" attached hereto (hereinafter : "The balance of short-term credit").

          3.1.2 The unpaid balances of long-term credit are as detailed in Appendix "T" attached hereto (hereinafter : "The balance of long-term credit" or "the principal of the long-term credit balance")

     3.2  The short-term credit framework

          Subject to the Company fulfilling all the obligations detailed in this Addendum, the Bank will grant the Company a foreign currency credit framework in the Company's account with the Bank in Israel for an amount of up to $3 million US dollars which will be in force up to January 20, 2003 (hereinafter: "the framework of the short-term credit").
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          It must be emphasized that the short-term credit framework is calculated as utilized in the amount of the sort-term credit balance as defined above, and therefore from the moment of the allotment of the short-term credit framework it will be calculated as being utilized in the amount of the balance of the short-term credit. It is emphasized that the whole credit included in the short-term credit framework will be fully repaid and settled not later than January 20, 2003 (hereinafter: "the short-term credit").


          The rate of interest for the short-term credit will be Libor + 1.25% p.a.

          It is hereby also clarified that Company will be entitled but not obligated to make use of the unused short-term credit framework for the following banking services: short-term credits, credit frameworks in foreign currency, bank guarantees, opening and confirmation of documentary letters of credit, discounting transactions and hedging transactions - provided that the provisions in this addendum will apply to all types of utilization of the said short-term credit framework, including the final and absolute repayment up to and not later than January 20, 2003.

          Should the Company not fully utilize the short-term credit framework, the Company will be debited with an annual commission at a rate of 0.25% of the total unutilized credit framework, in accordance with the quarterly calculation of the credit framework not utilized by the Company, and this in addition to the commissions connected with managing the account and executing transactions. The calculation and the debit will be carried out regarding every quarter at the beginning of the next quarter.

     3.3  The scheduling of the balance of long-term credit

              3.3.1 The Bank agrees that the balance of long-term credit will be rescheduled and its conditions will be in accordance with those detailed in clause 3.3.2, subject to the fulfillment of all the prior conditions detailed below:

                         a. Up to and not later than March 31, 2002 amounts equal and/or exceeding $7 million from sources external to the Bank, will be invested in the Company to the Bank's satisfaction.

                         b. The Company will comply with all its obligations to the Bank, whether in accordance with this Addendum or whether in accordance with any other document that the Company signed in relation to the Bank, to the Bank's satisfaction.


              3.3.2 As mentioned, and subject to the fulfillment of all the conditions detailed in clause 3.3.1, the Bank will agree that the terms of rescheduling the long-term credit will be as follows:

                         3.3.2.1 The interest will be paid in quarterly sequential payments on the last day of each of the months - March, June, September and December of every year, starting in




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                                   the year 2002 (hereinafter : "the date of
                                   payment of the interest" ).

                     3.3.2.2 The principal of the balance of the long-term credit will be repaid as follows:
                                   During 2002 an amount of 700 thousand
                                   U.S. dollars in four quarterly sequential installments, starting on March 31, 2002 until December 31, 2002 for an amount of 175 thousand U.S. dollars each.
                                   During 2003 an amount of 1 million
                                   U.S. dollars will be paid in four
                                   quarterly sequential installments, as of
                                   March 31, 2003 until December 31 2003, for an amount of 250 thousand U.S. dollars each. During 2004 a total of 2 million U.S. dollars will be paid in four quarterly sequential installments, starting on March 31, 2004 until December 31, 2004 for an amount of 500 thousand U.S. dollars each.
                                   During 2005 the balance will be paid in
                                   three quarterly sequential installments, starting on March 31, 2005 until September 31, 2005 in a total of 500 thousand U.S. dollars each and an additional last payment on December 31, 2005 which will be the balance remaining after paying all the above installments.

                     3.3.2.3 The rate of interest for the long-term credit (relating to all the long-term credit, excluding an amount of 2 million U.S. dollars as detailed below) will be Libor + 1.75% per year.
                                   It should be emphasized that 2 million
                                   U.S. dollars out of the above total long-term credit will be placed separately. The date of repayment of that credit will be on December 31, 2005 and the rate of interest for it, during the whole period of credit will stand at Libor + 2.25% p.a.

                     3.3.2.4 The term Libor in this clause will be as defined in the management conditions and the Libor will be for periods of three months. Nevertheless, the Company may request to change the Libor period on the date of payment of the interest as defined above, and may request that the Libor will be for a period of a year, provided that all the following conditions will be fulfilled:
                                   a. It will be possible to change the period of Libor only after the end of the period of Libor which will be in force at that time.
                                   b.  The Company will inform the Bank of its
                                       above request in writing, 7 days prior to the date of payment of interest.
                                   c.  The provisions of this clause relates
                                       only to the long-term credit.


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                                   d.  To avoid doubt, it is hereby clarified
                                       that the dates of interest detailed in
                                       clause 3.3.2.1 will remain in full force even if the period of Libor should be changed.

                         The other terms of the long-term credit will be as detailed in the application to receive credit signed by the Company at that time.

4.     Collateral

       4.1 All the collateral and/or guarantees that the Company delivered and/or will deliver to the Bank or that will be delivered and/or were delivered to us by a third party for the Company, will be used to secure the credit. Without derogating from the generality of the aforesaid, the general current charge that the Company created in favor of the Bank will also secure the credit.

       4.2 The Company will submit, not later than March 31, 2003, an undertaking of each of the subsidiaries according to which each of the subsidiaries will undertake to the Bank in various undertakings in connection with its assets, properties and rights and - inter alia - will undertake not to create a charge of any type whatsoever on its properties, assets and rights, or part thereof, without the Bank's prior agreement. The wording of the letter of undertaking is attached as Appendix A2 to this Addendum. In addition, the Company will submit by the above date, a decision of the Company and of each of its subsidiaries to sign the above letter of undertaking.
              The Company will also submit, by the above date, a certificate of a lawyer who will declare that he is familiar with the law applying to the state in which the relevant subsidiary was incorporated, regarding the validity of the above undertaking and the above decisions in accordance with the law applying to that state in which the subsidiary was incorporated.
              The wording of the Company's above decision and the wording of the above lawyers certificate is attached as Appendix A2 to this addendum.


5.     Financial coventions

       5.1 The Company undertakes that the Company's tangible shareholders' equity as defined above will not be less at any time than a rate of 25% of the total Company balance sheet, and that the Company's tangible shareholders' equity will not be less at any time than 29 million U.S. dollars.

       5.2 The ratio between the total long-term debts and liabilities (exceeding 12 months) of the Company to the total banking system and other financial institutions (including abroad), plus the current maturities for the long-term debts and liabilities and the EBITDA less capital investments and (i.e. less capital expenditures), as defined above, will not exceed the following ratios:
                  The year 2002 - 1:6.5
                  The year 2003 - 1:5.5
                  The year 2004 - 1:5


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              It should be emphasized that the examination of the above ratios will be carried out each quarter during each of the years mentioned above. The calculation of the EBITDA regarding the three first quarters of the year will be as follows:
              The quarter relating to March 31, 2002:
              The EBITDA for the quarter ending March 31, 2002 will be multiplied by 4.

              For the quarter ended June 30, 2002:
              The aggregate total of the EBITDA for the first and second quarters of the year will be multiplied by 2.

              For the quarter ended September 30, 2002:
              The aggregate total of the EBITDA for the first, second and third quarters of 2002 will be multiplied by 4 and divided by 3.

              The calculation of the EBIDTA applying to the quarter ending December 31, 2002 will be as follows:
              The EBIDTA for the relevant quarter will be added to the EBIDTA for the three previous quarters and the three immediate previous quarter to that quarter (e.g.: in order to examine the above ratio in the first quarter of 2003 the EBIDTA for the first quarter of 2003 will be added to the EBIDTA of the 3 last quarters of 2002). The EBIDTA and capital investments will be as defined above in clause 1.

       5.3 The total short-term debts and liabilities of the Company to the whole banking system and to other banking institutions (including abroad), will not exceed at any time 70% of all the Company's receivables for a period of up to 180 days (after provisions usually made in generally accepted accounting principles).
              It is clarified that in calculating the above debts and obligations all discounting transactions of receivables that the Company carried out or will carry out will be taken into account, and its is also clarified that in calculating receivables, the receivables included in the Company's financial statements for which discounting of receivables have been carried out should not be included.

       All the elements of the above financial covenants will be as these data appear in the quarterly and annual financial statements of the Company detailed below, and in the statements detailed in clause 7.3 below.


6.     Additional undertakings and declarations of the Company

       The Company undertakes that up to the final and full payment of the credit and if it does not receive the prior written agreement of the Bank to act otherwise, then:

       6.1 The Company will not take decisions regarding voluntary liquidation, changes in the structure of its corporation, a merger and/or decision regarding a comprise of arrangement within the meaning of the



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              Companies Law - 1999 or any other law to come in addition and/or instead and/or an application for a stay of proceedings under the Companies Law - 1999, or any other law that comes in addition or instead of it.
              The provisions of this clause relate both to the merger in accordance with the eighth section or the ninth section of the Companies Law - 1999, and regarding any other merger according to which most of the Company's assets are purchased by another corporation or according to which the shares of the Company are purchased, which give the purchaser control of the Company, or according to which the Company purchases directly or indirectly, most of the assets of another corporation or the shares of another corporation, which give it control in that corporation. Notwithstanding the aforesaid, the Company will be entitled to carry out reorganization of the Company and its subsidiaries, including the transfer of assets and operations from the Company to subsidiaries and from the subsidiaries to the Company and between themselves.

       6.2 The total debts and obligations of the Company to the Bank will not exceed at any time 40% of the total debts and obligations of the Company to the whole banking system and to other financial institutions (including abroad).

       6.3 The Company declares and confirms that regarding companies in which Company holds over 51% of their issued share capital, which are not included among the subsidiaries as defined in clause 1.4 above (hereinafter jointly and severally: " the additional companies") as follows:
              a. The additional companies have no debts and liabilities whatsoever to any banks or to other financial institutions (including abroad).
              b. The additional companies will not create liens on their assets.

       6.4 The Company hereby confirms that at the time of signing this letter it is not in violation of the above conditions and/or any of the other conditions detailed in this Addendum.


7.     Reporting

       7.1 In this clause the term "financial statements" will have the following meaning:
              The annual and quarterly financial statements of the Company prepared in accordance with generally accepted accounting principles; where the quarterly statements are reviewed and the annual financial statements are audited plus the notes to the financial statements and the management reports.

              The annual statements will be submitted to the Bank immediately after their publication, and in any case not later than 5 months from the end of the year.

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              The quarterly statements will be submitted to the Bank not later than 45 days from the end of each quarter.

       7.2 The Company will also deliver to the Bank the following reports/documents:

              7.2.1 Copy of every significant report submitted by the Company to the SEC in the U.S and this immediately after such submission.
              7.2.2 In addition, the Company will submit to the Bank from time to time, reports, documents, information and clarifications as far as required by it.

       7.3 In addition, the Company will submit to the Bank not later than 45 days from the end of every quarter, details of all data regarding the financial covenants detailed in clause 5 above, and regarding the data connected with the aforesaid in clause 6.2 above, and this in accordance with the format attached at Appendix B to this letter and signed by the Company's CEO or VP Finance.

       7.4 The Company is obliged to submit all the reports detailed in this clause as long as the credits have not been fully repaid.


8.     Prepayments

       The Company will be entitled to make prepayment of the credit or any part thereof subject to the following accumulative conditions.

       8.1 Early repayment will be carried out only on the date of payment of interest as detailed in clause 3.3.

       8.2 Prior notice of 7 business days will be given to the Bank prior to the date of the expected payment.

       8.3 In the event where only part of the principal of a credit is paid, then the balance will be continued to be paid in the original amounts stated in the credit documents and the period of repayment will be shortened accordingly.

       8.4 On the date of the prepayment the Company will pay the Bank the principal amount prepaid plus interest on it and commissions up to that date.

9.     Demand for immediate payment

       With regard to any amount in the credit framework not yet granted at the time of the occurrence of what is mentioned in this clause - the Bank will be entitled not to grant it, if one or more of the occurrences detailed in clause 22 of the Management Conditions occur, or if one of the occurrences or more of the following occurrences in this clause occur:

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       Regarding credits granted to the Company prior to the occurrence mentioned in this clause, the Bank will be entitled to demand immediate payment of all unpaid balance of the credit plus every amount which will indemnify, in the Bank's opinion, the economic damage caused to the Bank due to such immediate payment, if one or more of the events detailed in clause 22 of the Management Conditions, or if one or more of the following events in this clause occur.

       9.1 If the Company violated any of its obligations under this Addendum, or if it becomes clear that any of its declarations is not correct.

       9.2 If the total of the debts and obligations of "Nur Media Solutions" to any banks and/or to other financial institutions (including abroad), will exceed at any time an amount of 1.1 million dollars.

              It is hereby clarified that in calculating the debts and obligations mentioned in this clause, the debts and obligations for leasing transactions carried out by the Company mentioned in this clause are not included regarding vehicles intended for employees, and regarding office equipment.

       9.3 If the total debts and obligations of Nur Europe Ltd. to any bank or to other financial institution (including abroad) will exceed at any time an amount of 500 thousand dollars or if the debts and obligations of Nur Europe Ltd. resulting from any other source which is not bank guarantees issued at its request and/or from discounting without recourse (including without recourse to Nur Europe and/or any company in the Nur Macroprinter Ltd. Group). It is clarified that in calculating the total debts and obligations mentioned in this clause, they will not include debts and obligations for leasing transactions carried out by the Company mentioned in this clause, regarding vehicles intended for employees and regarding office equipment.

       9.4 If any of the subsidiaries (which is not Nur Media Solutions Ltd. or Nur Europe Ltd.) and/or any of the other companies will have any debts and obligations to any banks and/or to other financial institutions (including abroad) and/or if any of the other companies will create any lien in favor of any third party, It is hereby clarified that in calculating the total debts and obligations mentioned in this clause, the debts and obligations for leasing transactions carried out by the companies mentioned in this clause regarding vehicles intended for its employees and regarding office equipment, will not be included.

       9.5 If any of the subsidiaries violates any of its obligations under the letter of undertaking signed by it in accordance with the provisions of clause 4.2 above.

       9.6 If an application for a stay of proceeding has been submitted against the Company in accordance with section 350 of the Companies Law - 1999



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              or in accordance with any additional or other law which replaces it, and these were not removed within 14 days; or if such an application was made against a subsidiary of the Company which was not removed as mentioned above, and in the opinion of the Bank this will worsen or risk the chances of the Bank to be repaid fully and in due time for credits and/or is liable to worsen or risk the value of the collateral given to the Bank.

       9.7 If on the agenda of the General Meeting and/or of a meeting of the Company's Board of Directors there will be a resolution regarding the following matters: A resolution under sections 350 and/or 351 of the Companies Ordinance or a resolution on voluntary liquidation or a resolution on a merger and/or changes in the Company's structure.

       9.8 If the Company's shares will be suspended and/or delisted from trading on the stock exchange in the U.S. and the delisting and/or the suspension will not be removed within 5 days, or if trading in the Company's shares will be discontinued for a period exceeding 5 trading days, provided that the above did not occur as a result of a general discontinuance of trading on the stock exchange.

10. Options

       10.1 At the time that the Company signs this Addendum, the Company and the Bank will sign a Warrant Agreement according to the wording attached hereto and marked with the letter "C".


11. Commission

       At the time of signing this letter, and as a condition for it coming into force, the Company will pay the Bank a commission for undertaking and preparation of the documents, of 25 thousand U.S. dollars, and this in addition to the commissions connected with managing its accounts and executing transactions.


12. Miscellaneous

       12.1 Should the Bank waive any prior violation or non performance of one or more of the Company's obligations to the Bank, and/or noncompliance with any terms in accordance with this Addendum, this will not be considered as an agreement to any additional violation or additional noncompliance of any of the terms or such undertakings; and should the Bank abstain from using any right given it under this Addendum or under any law, or be interpreted as a waiver of that right. No relief or waiver of any of these conditions by the Bank, will not obligate the Bank and not be considered as an agreement to noncompliance of any of the conditions unless issued in writing by the Bank.

       12.2 The rights of the Company under this letter and/or the documents mentioned in it and/or connected to it, cannot be assigned or transferred in any way whatsoever.

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       12.3   The Company, the shareholder, the directors and shareholders will not be entitled to present this document to any factor without the prior written agreement of the Bank. The aforesaid in this clause will not apply to the delivery of a document to the lawyer and to the auditor of the Company and/or its inclusion in the report to the Securities Authorities in the U.S. and/or its delivery to any factor or authority who are entitled to demand it by law.

       12.4 Every notice that the Company must deliver to the Bank in writing as mentioned in this Addendum, will be delivered by the Company to the Technology and Communications Sector. Such notice will be delivered by personal delivery or by registered mail or by facsimile, provided that the delivery by facsimile will be considered as delivered only if the Company will have a confirmation about the proper regular sending of the facsimile notice and telephone confirmation of the person receiving the facsimile in the Bank.

              Every notice that the Bank must deliver to the Company in writing as mentioned in this Addendum and/or any other document signed by the Company in favor of the Bank and/or according to any law will be delivered by the Bank to the VP Finance of the Company or to one of the employees under him. Such notice will be delivered by personal delivery or by registered mail or by facsimile, provided that on delivery by facsimile this will be considered as delivered only if the Bank has confirmation about the regular transfer of a facsimile notice and a telephone confirmation of the person who received the facsimile.

       12.5 Should stamp tax apply to this Addendum and the other documents signed in connection with it or according to it, will apply to the Company and be paid by it in due time.

       12.6 In every place where there will be a specific contradiction between the provisions of this Addendum and any other document signed by the Company prior to this document, the provisions of this document will prevail.

       12.7 To avoid doubt, the Company knows that without derogating from the aforesaid, the provisions of this letter will apply only after the signature of the Company on all the documents regularly required by the Bank regarding the credit and collateral, including the options agreement, submitting all the approvals required by the Bank to its satisfaction and payment of the commissions detailed in this letter above.


                        In witness whereof we hereby sign


                                Nur Macroprinters Ltd.

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                                                         Date: February 11, 2002
Messrs.
Nur Macroprinters Ltd.


The above, plus the general conditions for the opening of a credit account in foreign currency and in Israeli currency is agreed by us.


                                                _____(X)___________(X)______
                                                     Bank Leumi Le'Israel B.M.


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                                                               February 12, 2002


Central Management Business Division
Technology and Communications Sector
High Technology Industries Branch.


Messrs:
Nur Macroprinters Ltd.


                         Re: Balance of long-term loans


Further to clause 3.3. of the Addendum to the general conditions for the opening a credit account in foreign currency and in Israeli currency dated February 11, 2002, we hereby approve your application as follows:

The total balance of the long-term loan principal, correct as of February 11, 2002 is 15 million U.S. dollars.

To avoid doubt, it is hereby clarified that the above amount does not include interest and commissions and other banking expenses.


                                                 Yours sincerely,

                                                ( - )        ( - )
                                             Bank Leumi Le'Israel B.M.

                                             -----------------------------
                                             (X)                       (X)


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